EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and entered into as of December 31, 2018 with effect from September 13, 2018, is between Michele Ciavarella (“Executive”) and Newgioco Group, Inc., a Delaware corporation (the “Company”).

RECITALS

A.	The Company desires to secure the services of the Executive and the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.
B.	The Executive is a key executive of the Company or a subsidiary and the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key executives and ensure continuity of management.
C.	The Company and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Company.

Now, therefore, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows:

I DEFINITIONS

1.1	Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:
(a)	“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s parents, any descendants of such Person’s parents, the parents of such Person’s spouse and any descendants of the parents of such Person’s spouse (in each case, whether by blood, adoption or marriage).
(b)	“Agreement”: as defined in the introductory paragraph.
(c)	“Base Salary”: as defined in Section 2.4.
(d)	“Board”: the Board of Directors of the Company.
(e)	“Business”: the business as conducted by the Company and its Affiliates includes the providing of leisure betting technology software and services and the retail distribution and sales of leisure betting products such as sports bets, lotto tickets, virtual sports bets, online poker and casino products through both physical land-based retail locations as well as online channels through websites and mobile devices.
(f)	“Cause”: (i) the neglect, failure or refusal by Executive to perform his duties and responsibilities as requested by the Company after reasonable notice and an opportunity to cure; (ii) the conviction of Executive of any felony or the plea by Executive of nolo contendere to any felony or offense evidencing moral turpitude; (iii) personally or on behalf of another Person, receiving a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that is in material violation of a policy of the Company or applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Executive to comply in any material respect with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the willful material misstatement by the Executive of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the willful failure to disclose material financial or other information to the Board; (vii) the material breach by Executive of any of the terms of this Agreement; or (viii) disparaging the Company, its subsidiaries or its executives, or engaging in any conduct that would tend to materially harm their reputation.
(g)	“Change of Control”: shall have occurred if (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current stockholder of 20% or more of the outstanding common stock of the Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of Section 2.7(b), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect); or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(h)	“Chief Executive Officer”: the Chief Executive Officer of the Company.
(i)	“COBRA”: Consolidated Omnibus Budget Reconciliation Act of 1985.
(j)	“"Code”: as defined in Section 4.21.
(k)	“Commencement Date”: as defined in Section 2.1.
(l)	“Company”: as defined in the introductory paragraph.
(m)	“Company IP”: as defined in Section 3.4(a).
(n)	“Competitive Business”: as defined in Section 3.1 (a)(i).
(o)	“Compensation”: as defined in Section 2.4.
(p)	“Commencement Date”: as defined in Section 2.1.
(q)	“Confidential Information”: as defined in Section 3.3.
(r)	“Disability”: If the Company or Newgioco provides long-term disability insurance to its Executives generally, the term “Disability” shall have the meaning set forth in such plan regarding eligibility for long-term disability insurance; otherwise, the term “Disability” means a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully his duties hereunder for 60 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates selected by the Company that Executive will be unable to return to work and perform his duties on a full-time basis within 30 calendar days following the date of such determination on account of mental or physical incapacity. The Board’s determination, in its sole discretion, as to whether a Disability exists and the initial date of Disability shall be final and binding upon the parties.
(s)	“Executive”: as defined in the introductory paragraph.
(t)	“Exchange Act”: as defined in Section 1.1(f).
(u)	“Employment Period”: as defined in Section 2.1.

(v)	“Good Reason”: except in connection with a termination of the Executive’s employment for Cause or due to Disability the occurrence of any of the following events, without the Executive’s consent: (i) a material adverse change to Executive’s positions, titles, offices, or duties following the Effective Date from those set forth in Section 2, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Employment Period; provided, however, that a Good Reason event shall not be deemed to have occurred if, the Company ceases to be a publicly-traded company, based on Executive’s duties changing from those of a public company chief executive officer to those of a private company chief executive officer; (ii) a decrease in base salary or material decrease in Executive’s Incentive Compensation opportunity provided under this Agreement; (iii) a requirement that on a continuing basis Executive reports to anyone other than the Board; provided that Executive may be required to report to the Board through the chairman or another Board member who is not a former executive officer of the Company; and, provided, further, that in the event that the Company ceases to be a publicly-traded company, in addition to reporting to the Board, Executive may also be required to report to a senior executive of the controlling company; or (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (i) through (iv) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within sixty (60) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within sixty (60) days after such notice has been given to the Company and Executive actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason.
(w)	“Incentive Compensation”: as defined in Section 2.4(b).
(x)	“Initial Employment Term”: as defined in Section 2.1.
(y)	“Listing”: as defined in Section 2.4(a).
(z)	“National Stock Exchange”: New York Stock Exchange, NASDAQ, Toronto Stock Exchange, TSX Venture Exchange, London Stock Exchange, AIM or other nationally recognized stock exchange.

(aa)	“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.
(bb)	“Release”: as defined in Section 2.7(g).
(cc)	“Section 280G”: as defined in Section 2.8.
(dd)	“Section 409A”: as defined in Section 4.21.
(ee)	“Severance Bonus Amount”: as defined in Section 2.7(a).
(ff)	“Specified Executive”: as defined in Section 4.21(d)
(gg)	“Target Bonus”: as defined in Section 2.4(b).
(hh)	“Termination Date”: as defined in Section 2.1.

II TERMS OF EMPLOYMENT

2.1	Employment Period. The term of this Agreement and Executive’s employment hereunder will commence on September 13, 2018 (the “Commencement Date”) and terminate on September 30, 2023 (the “Initial Employment Term”), unless sooner terminated in accordance with Section 2.7; provided however, that commencing on the first day after the expiration of the Initial Employment Term and on each anniversary of such date thereafter, Executive’s employment hereunder will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 60 calendar days prior to the otherwise scheduled Termination Date, that such party does not want Executive’s term of employment so to extend. A non-renewal notice by the Company pursuant to this Section 2.1 shall be deemed to be a termination without Cause by the Company for purposes of this Agreement as of the end of the then period. A non-renewal notice by the Executive pursuant to this Section 2.1 shall be deemed to be a resignation by the Executive without Good Reason as of the end of the then period. The Initial Employment Term, as renewed by any additional successive one-year periods, is referred to herein as the “Employment Period,” and the date on which this Agreement terminates pursuant to this Section 2.1 or Section 2.7 is referred to herein as the “Termination Date.”

2.2	Duties During Employment Period. Executive will be employed by the Company as Chief Executive Officer and will report directly to the Board. In such capacity, Executive will perform such duties and exercise such powers as are reasonably assigned to Executive by the Board. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations reasonably assigned to him by the Board under the terms of this Agreement.
2.3	Activities During Employment Period. Executive will devote his full business time, energy, ability, attention and skill to his employment hereunder and to the business of the Company as conducted from time to time and, absent the prior written approval of the Board, Executive will not engage in any other business activity, whether as an Executive, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Executive agrees to comply with all written policies of the Company throughout the Employment Period; provided, however, that if any such policy conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, during the Employment, Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs, and serve as a member of the boards of directors of for-profit and not-for-profit entities except that service on any board shall be subject to prior written consent of the Board for each individual board position which may be granted or denied in the Board’s sole discretion; and (ii) manage Executive’s passive personal investments, so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.
2.4	Compensation;
(a)	Salary. The Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary (which shall be paid in accordance with the normal payroll practices of the Company) (the “Base Salary”), as follows:
(i)	From the Commencement Date until December 31, 2018 the Executive’s Base Salary shall initially be at the rate of US$395,000 per annum.
(ii)	Executive’s Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion.
(iii)	Executive’s Base Salary may be increased by the Board at any time. Executive’s Base Salary may not be decreased from the amount in effect at any time without the consent of the Executive.
(b)	Incentive Bonus.
(i)	During the Employment Period, the Board may, at its sole discretion, but shall not be obligated to, award Executive such periodic, annual or other bonuses as it shall determine (“Incentive Compensation”). The foregoing does not constitute an agreement or representation by the Company that the Executive will be awarded any bonus. Under such bonus plan, Executive shall have the opportunity annually to earn up to 75% of Executive’s Base Salary as Incentive Compensation (“Target Bonus”) on the terms and subject to the conditions of such Incentive Compensation Plan. Any such Incentive Compensation shall be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive. Any Incentive Compensation shall be paid to the Executive at the same time that other senior executives of the Company receive cash bonus payments, Timing of such payments will be in line Corporate Policy as adopted by the Board of Directors and/or at the board discretion.
(ii)	During the Employment Period, the Executive shall participate in all standard bonus plans established by the Board for senior executives, on a basis that is consistent with the level of participation by other senior executives of the Company. Such bonus plans shall in all cases have reasonably achievable objectives that are agreed to in advance by the Executive and the Board, acting in each case in good faith.

(c)	Equity Participation.
(i)	During the Employment Period the Executive shall retain all rights, in accordance with the terms of each respective award, under stock options, if any, outstanding and held by the Executive on the date of this Agreement.
(ii)	In addition to the options described in the foregoing clause 2.4(c)(i), the Board in its sole discretion may determine to grant the Executive additional awards under any other stock option or equity-based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which the Company’s senior executives are eligible. The level of the Executive’s participation in any such plan or arrangement, if any, shall be determined by the Board in its sole discretion.
(iii)	To the greatest extent permissible in accordance with applicable IRS regulations, options to acquire Company stock which may be granted to the Executive shall be in the form of incentive stock options. Any options which cannot be granted in the form of incentive stock options will be granted to the Executive as non-qualified options.

2.5	Benefits.
(a)	Medical and Welfare Benefits. Except as otherwise addressed in this Section 2.5, during the Employment Period, Executive (and, in the case of medical coverage, his dependents) shall be entitled to participate in any vacation, pension, medical, retirement and other benefit plans and programs generally available to the Company’s senior officers and directors, provided that Executive and his dependents meet all eligibility requirements under those plans and programs. Executive and his dependents shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans and programs at any time and without prior notice to the participants.
(b)	Perquisites and Other Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company. Such fringe benefits shall include, but not be limited to, 4 weeks of paid vacation per year, to be used in accordance with the Company’s paid vacation policy for senior executives.
(c)	Business and Travel Expenses. During the Employment Period, the Company shall promptly pay or reimburse the Executive for all actual, reasonable and customary expenses incurred by the Executive in the course of his employment including but not limited to travel, entertainment, subscriptions and dues associated with the Executive’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in compliance with the Company’s policies as then in effect regarding the incurrence, substantiation and verification of business expenses, Executive is authorized to incur on behalf of the Company and the Company will pay or reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Company, including Executive’s reasonable expenses for travel, meals, accommodation, entertainment and similar items.
(d)	Automobile Allowance. During the Employment Period, the Company will, at the option of Executive, either (i) reimburse the Executive for the costs of an automobile at the rate of US$1,000 per month or (ii) bear all expenses associated with the rental by Executive of an automobile for his use incurred for the purpose of providing the services required of him pursuant to this Agreement.
2.6	Deductions and Withholdings. All amounts payable or that become payable and all benefits provided under this Agreement will be subject to any deductions and withholdings required by law.
2.7	Termination. Executive’s employment may be terminated at any time prior to the end of the Employment Period under the terms described in this Section 2.7, and the Employment Period shall automatically terminate upon any termination of Executive’s employment. For purposes of clarification, except as provided in Section 3.7, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Employment Period and Executive’s employment with the Company.
(a)	Termination by the Company without Cause or Resignation by Executive for Good Reason. The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.” In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and for the avoidance of doubt, not in the event of a termination pursuant to Section 2.7(c), (d), (e) or (f) or due to a notice of non-renewal by the Executive pursuant to Section 2.1), the Company shall pay the following amounts, and make the following other benefits available, to Executive:
(i)	the standard termination payments in compliance with the Company’s policies as then in effect, if any; including the reimbursement of expenses properly incurred by the Executive prior to the Termination Date; and
(ii)	an amount equal to one (1) times the sum of (A) Executive’s base salary and (B) an amount equal to the highest annual Incentive Compensation paid to Executive (if any) in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s Target Bonus for the-then current fiscal year (provided if such termination occurs during 2018 or 2019, such amount shall be Executive’s Target Bonus for the-then current fiscal year) (such amount under this sub-clause (B), the “Severance Bonus Amount”), such amount under this clause 2.7(a)(ii) payable monthly in equal installments over a period of twelve (12) months after such termination in accordance with Section 4.21 and subject to Section 2.7 (g); and

(iii)	in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation (if any) which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs.,
(iv)	if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, an amount equal to the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees of the Company, which shall be payable to Executive monthly until the earlier of (A) twelve (12) months after the termination date, or (B) the date Executive becomes eligible to receive such coverage under a subsequent employer’s insurance plan for a period of twelve (12) months; provided, however, if the Company’s payment of the COBRA premium contributions as described herein would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended, such monthly payments shall be taxable to Executive and Executive may, but is not required to, use such payment towards COBRA coverage; and
(v)	subject to Section 3.7 and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, full vesting of any unvested stock options and any unvested restricted stock units held by Executive immediately prior to such termination (provided that any such stock options (together with any other vested stock options) held by Executive will cease being exercisable upon the earlier of thirty (30) days after such termination and the scheduled expiration date of such stock options), and, in all other respects, all stock options, restricted stock units and other equity-based awards held by Executive shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such stock options and/or restricted stock units is subject, such stock options and/or restricted stock units (as the case may be) will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such stock options and/or restricted stock units will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such stock options or restricted stock units will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such equity-based awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term.
(b)	Termination by the Company without Cause or Resignation by Executive for Good Reason in connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause or Resignation by Executive for Good Reason pursuant to Section 2.7(a) and such termination occurs upon, or within two (2) years following, a Change in Control, Executive shall be entitled (without duplication) to the payments described in Section 2.7(a) multiplied by three (3) and such amount shall be payable over a period of twenty-four (24) months after termination in accordance with Section 4.21 of this Agreement; provided, however, to the extent that such amount under Section 2.7(a)(ii) is exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5), such amount otherwise payable under Section 2.7(a)(ii) shall be paid in a lump sum in accordance with Section 4.21 and subject to Section 2.7(g) of this Agreement.
(c)	Termination by the Company for Cause. The Company will have the right to terminate Executive’s employment hereunder for Cause upon written notice to Executive. If Executive’s employment is terminated for Cause, the Company will pay to Executive (i) accrued but unpaid Base Salary through the Termination Date and (ii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Executive’s employment pursuant to this Section 2.7(c), except for the payments required by this Section 2.7(c), the Company will have no additional obligations to Executive hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.
(d)	Termination by Death of Executive. If Executive dies during the Employment Period, the Company will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, the sum of (i) accrued but unpaid Salary earned prior to Executive’s death, and (ii) expenses incurred by Executive prior to his death for which Executive is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one (1)times the Executive’s annual Base Salary at the time of his death. Such payment will be made within 45 calendar days following the date of Executive’s death. This Agreement in all other respects will terminate upon the death of Executive and all rights of Executive and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(e)	Termination for Disability. The Company will have the right to terminate Executive’s employment hereunder at any time upon the Disability of Executive during the Employment Period. If Executive’s employment is terminated because of Executive’s Disability, the Company will pay to Executive the sum of (i) accrued but unpaid Salary prior to the Executive’s Disability, and (ii) all expenses incurred by Executive prior to his Disability for which Executive is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one times the Executive’s annual Base Salary at the time of his disability. Such payment will be made within 45 calendar days following the date of Executive’s Disability. This Agreement in all other respects will terminate upon the Disability of Executive, except as otherwise provided in this Agreement.
(f)	Resignation by Executive for Any Reason other than Good Reason. Executive may resign for any or no reason upon 30 calendar days’ written notice. If Executive resigns for any reason other than Good Reason, the Company will pay to Executive (i) accrued but unpaid Base Salary through the Termination Date, and (ii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Executive’s employment pursuant to this Section 2.7(f), except for the payments required by this Section 2.7(f), the Company will have no additional obligations to Executive hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.
(g)	Release. To be eligible for severance pay as described in Section 2.7(a) and (b), the Executive must execute a release of claims substantially in the form attached hereto as Exhibit A (the “Release”) in favor of the Company and its Affiliates, and deliver it to the Company such that it becomes irrevocable within 30 days after Executive’s termination of employment. If the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Company, and the first such payment shall include all amounts that would otherwise be due prior thereto.
(h)	Suspension by the Company for Indictment; Administrative Leave. The Company will have the right to suspend Executive’s employment and right to Base Salary and other compensation pursuant to this Agreement upon the indictment of Executive for any felony until the final resolution of all proceedings with respect to such indictment. The Company will have the right to place Executive on administrative leave during the Employment Period if the Board determines in good faith that circumstances exist that would reasonably be expected to give rise to the Company’s ability to terminate this Agreement for Cause. While on administrative leave, Executive agrees to fully cooperate with the Company and the Board, and Executive will be entitled to receive his Base Salary, payable in accordance with Section 2.4.
2.8	Reimbursement of Executive for Section 280(G) Liability. The provisions of this Agreement are intended to be exempt from Section 280(G) of the Code and any final regulations and guidance promulgated thereunder and shall be construed in a manner consistent with the requirement for avoiding taxes or penalties under Section 280(G) of the Code (“Section 280(G)”). If it is determined that the Executive shall incur any additional tax, penalty or interest under Section 280(G) as a result of the entitlement of the Executive set out in Section 2.7(b) or any other provision of this Agreement the Company shall reimburse the Executive for the amount of any such additional tax, penalty or interest under Section 280(G) such that the after-tax proceeds of such reimbursement is equivalent to the Executive’s additional tax, penalty, or interest under Section 280(G) and such reimbursement shall be paid by the Company to the Executive within sixty (60) days of the Executive’s assessment or reassessment of liability under Section 280(G) by the Internal Revenue Service.

III RESTRICTIVE COVENANTS

3.1	Non competition and Non solicitation.
(a)	The Executive agrees and acknowledges that, in connection with his employment with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates. The Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a Competitive Business in any position comparable to the position he will hold with the Company under this Agreement. Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees that, while he is in the employ of the Company and for two (2) years after the date that the Executive ceases to be an Executive of the Company, Executive will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, Executive, consultant, sales representative or otherwise:
(i)	provide services the same as or substantially similar to those Executive provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company or its Affiliates (a “Competitive Business”) in any jurisdiction in the world where the Company does business; provided that Executive may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange;

(ii)	directly or indirectly solicit, or assist in the solicitation of, any Person or entity to whom the Company or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of employment, and with whom the Executive had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Executive’s last day of employment, for the purpose of obtaining the patronage of such Person for the purchase of any competitive products or services;
(iii)	directly or indirectly solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any Person who is, as of the date of termination of employment, or was within two (2) years prior to the date of termination of employment, a supplier of the Company or any Affiliate, including any actively sought prospective supplier of the Company or any Affiliate, and with whom the Executive had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Executive’s last day of employment, for the purpose of inducing such supplier to cease doing business with the Company or any Affiliate; or
(iv)	directly or indirectly recruit, solicit, encourage, or assist in the solicitation of, for the purpose of offering employment to or hiring, any Person employed by the Company or any Affiliate (as an Executive, independent contractor or otherwise) nless, prior to any such solicitation, such person is no longer employed or engaged by the Company or any Affiliate.
(b)	The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Executive further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company’s legitimate business interests.
(c)	If any provision of this Section 3.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Agreement, be modified to the least extent necessary to cause such provision to conform to the law as determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.
(d)	The restrictions contained in Section 3.1 are necessary for the protection of the business, goodwill and Confidential Information of the Company and its Affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 3.1 will cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Executive, and/or recover severance payments already made.
(e)	The existence of a claim, charge, or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(f)	The provisions of this Section 3.1 shall survive termination of this Agreement and apply regardless of the reason for the termination of the Executive’s employment.
3.2	Permitted Activities. For the avoidance of doubt, during and after the Employment Period, nothing contained in this Section 3 shall be construed to prohibit Executive from contacting business associates, customers or suppliers of the Company if such contact is not made for purposes of, and does not have the effect of, violating any of the provisions of this Section 3.
3.3	Confidentiality.
(a)	Executive acknowledges that prior to the effectiveness of the Agreement, Executive has been given and will continue to have in connection with the conduct of the Business access and exposure to trade secrets and confidential information of the Company and its Affiliates in written, oral, electronic and other form regarding the businesses, operations, equipment, products and Executives of the Company and its Affiliates (“Confidential Information”), including but not limited to:
(i)	the identities of existing and potential customers and key accounts, including, without limitation, the identity of existing and potential customers and key accounts cultivated or maintained by Executive while providing services at the Company or any Affiliate or that Executive cultivates or maintains while providing services at the Company or its Affiliates using the Company’s or any Affiliate’s products, names and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts;

(ii)	the particular preferences, likes, dislikes and needs of those existing and potential customers and key accounts and contact persons with respect to product types, price of odds, spreads, service fees, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;
(iii)	the business methods, practices, strategies, forecasts, pricing, and marketing techniques;
(iv)	the identities of licensors, vendors, brokers, and other suppliers and the identities of contact persons at such licensors, vendors, brokers, and other suppliers;
(v)	the identities of key sales agents and representatives, regional and national store managers, buyers and other personnel and Executives;
(vi)	advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, operating and franchising manuals, computer software and related materials;
(vii)	other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations and prospects;
(viii)	Company IP (as defined in Section 3.4(a) below); and
(ix)	all other information the Company or its Affiliates try to keep confidential and that has commercial or competitive value or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s or its Affiliates’ interest.
(b)	Confidential Information will not include: (i) information that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by Executive or any of his Affiliates; or (ii) information that is approved for public release by the Company or its Affiliates.
(c)	In the event that the Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.
(d)	During the Employment Period and for five (5) years thereafter, the Executive (i) will not use Confidential Information for any purpose detrimental to the Company or its Affiliates and (ii) will not, except as directed by the Company, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Company, Executive will not disclose such Confidential Information, directly or indirectly, to any other Person; provided, however, that as the above restrictions relate to the Executive’s use and disclosure of trade secrets of the Company and its Affiliates, those restrictions shall remain in place during the Employment Period and at any time thereafter. Executive acknowledges that this covenant is necessary to protect the Company’s and its Affiliates’ Confidential Information and trade secrets.
(e)	All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that Executive has or will prepare, develop or receive in the course of the Employment Period and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Company or its Affiliates, are and will remain the sole and exclusive property of such Persons. Executive will not, without the Board’s prior written consent, remove from such Person’s premises any such physical property, the original, “soft copy” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials and information in his possession or under his custody or control will, on the date of termination of any employment or consulting agreement be immediately turned over to the Company or its Affiliates.
(f)	DTSA Notice. Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.4	Patents, Inventions and Other Intellectual Property.
(a)	If at any time during the Employment Period or prior thereto at any time that Executive was an Executive, agent, director or officer of or consultant to the Company or its Affiliates, Executive, whether alone or with any other Person, makes, discovers, produces, conceives or first reduces to practice any invention, process, development, design or improvement that relates to, affects or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of the Company or its Affiliates, (i) Executive acknowledges and agrees that such invention, process, development, design or improvement (collectively, “Company IP”) will be the sole property of the Company or such Affiliate, as appropriate and are hereby irrevocably assigned by Executive to the Company or such Affiliate, as appropriate, and (ii) Executive will immediately disclose in confidence all Company IP to the Company in writing.
(b)	Executive will, if and when reasonably required to do so by the Company (whether during the Employment Period or thereafter), at the Company’s expense and, if after the expiration of the Employment Period, subject to Executive’s availability and reimbursement by the Company of Executive’s reasonable out-of-pocket expenses and payment to Executive of a reasonable per diem to compensate Executive for time spent in connection therewith: (i) apply, or join with the Company or an Affiliate thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in the world for any Company IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Company, advisable for vesting such patents or other protection in the name of the Company or an Affiliate thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Company or an Affiliate thereof or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.
(c)	Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution and resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.4.
3.5	Non-disparagement. Executive shall not, during the Employment Period and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.
3.6	No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other Person in connection with Executive’s employment by the Company without such Person’s authorization.
3.7	Forfeiture of Outstanding Equity Awards; “Clawback” Policies. The provisions of Section 2 notwithstanding, if Executive willfully and materially fails to comply with Section 3.1, 3.2, 3.3, 3.4, or 3.5, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company or any of its affiliates (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled. Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.
3.8	Specific Performance. Executive acknowledges that the Company will have no adequate remedy at law if Executive breaches any of the provisions of Section 3. In the event of such a breach, Executive agrees that the Company will have the right, in addition to any other rights it may have, to specific performance of Section 3. If legal proceedings are commenced by the Company against Executive, in connection with Section 3, the party that does not prevail in such proceedings shall pay the reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, disbursements, investigation costs and other costs and expenses incurred by the prevailing party in such proceedings, arising out of or in connection with the Company’s claim under Section 3.
3.9	Survival. The provisions contained in this Section 3 will survive termination of this Agreement regardless whether such termination is initiated by the Company or the Executive.

IV MISCELLANEOUS

4.1	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

If to the Company, to:

Newgioco Group, Inc.

Beard Winter, LLP

130 Adelaide St. W, Suite 701

Toronto, Ontario, Canada M5H 2K4

Facsimile No.: (416) 593-7760

Attention: Julian L. Doyle, LLB

with a copy to:

Gracin & Marlow LLP

The Chrysler Building, 26th Floor

405 Lexington Avenue

New York, NY 10174

Facsimile No.: (212)208-4657

Attention: Leslie Marlow, SEC Counsel

If to Executive, to the address for the Executive in the Company’s payroll records; or, in any case, to such other address or addresses as any such party may from time to time designate by like notice.

4.2	Amendments and Waivers,
(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
4.3	Code of Conduct. Executive acknowledges that he has read the Company’s Code of Business Conduct and agrees to abide by such Code of Business Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.
4.4	Indemnification. The Company shall indemnify Executive to the fullest extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or Affiliate of the Company. This provision shall survive termination of employment.
4.5	Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement, and, except as otherwise specified in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.
4.6	Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that except in accordance with the laws of descent and distribution Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Company.
4.7	No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto, and Newgioco and its Affiliates, and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.

4.8	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws of such state.
4.9	Arbitration.
(a)	Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 3. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Section 3, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of New York County, New York; or (iii) any other court having jurisdiction; provided that damages for any alleged violation of Section 3, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
(b)	Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise. Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum. The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.
4.10	Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York and each of the parties to this Agreement hereby irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party to this Agreement agrees that service of process on such party as provided in Section 4.1 of this Agreement will be deemed effective service of process on such party.
4.11	No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company or Executive under any other laws.
4.12	WAIVER OF JURY TRIAL. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SUBJECT TO THE TERMS OF THE ARBITRATION CLAUSE SET FORTH IN SECTION 4.9.
4.13	Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
4.14	Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.
4.15	Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

4.16	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.
4.17	Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.
4.18	Certain Interpretive Matters.
(a)	Unless the context requires otherwise, (i) words in the singular include the plural and vice versa, (ii) all reference to $ or dollar amounts will be to lawful currency of the United States, (iii) all reference to € or Euro amounts will be to lawful currency of the European Union, (iv) to the extent the term “day” or “days” is used, it will mean calendar days, (v) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole, and (vi) the term “including” means “including without limitation.”
(b)	No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.
4.19	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
4.20	Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it; and (iv) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.
4.21	Section 409A.
(a)	The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final Treasury regulations, notices, and guidance promulgated thereunder (collectively, “Section 409A”)and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A, and the applicable guidance thereunder, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed upon Executive under Section 409A or any damages for failing to comply with Section 409A.
(b)	“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)	If a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while Executive is a “Specified Executive” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death. Whenever a payment under this Agreement specifies a payment period with respect to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

{signatures are on the next page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWGIOCO GROUP, INC.

By: /s/ Russ McMeekin
Name: Russ McMeekin
Title: Director & Chair, Compensation Committee

EXECUTIVE

/s/ Michele Ciavarella_	/s/ Juliana Yee
Name: Michele Ciavarella	Witness

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Newgioco Group, Inc. and its Affiliates (the “Company”) and me dated as September 13, 2018 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, Executives, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Executive Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, Registered Retirement Savings Plan, Registered Retirement Income Fund, Trattamento di Fine Rapporto or other such retirement plans or benefits, stock benefits or any other Executive benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;
(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the thirtieth (30th) calendar day following my separation of employment;
(3)	I have carefully read and understand this Release;
(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

(5)	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;
(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;
(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;
(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;
(9)	This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Singnature /s/ Michele Ciavarella	December 31, 2018
Executive:	Date signed